WAIVER AGREEMENT and
AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 15th day of February, 2006.

BETWEEN:

NORD RESOURCES CORPORATION, a corporation
organized under the laws of Delaware

(the "Company")

AND:

ERLAND ANDERSON, an adult individual residing in the
County of Pima, State of Arizona

(the "Executive")

WHEREAS

A.      The Company and the Executive entered into an executive employment agreement dated January 2, 2004 (the “Employment Agreement”) whereby the Executive agreed to act as President of the Company subject to the terms and conditions set out in the Employment Agreement;

B.      Given the completion of the updated 2005 Feasibility Study prepared by Winters, Dorsey and Company, LLC and the Company’s ongoing efforts to reactivate the Johnson Camp Mine, it is anticipated that the Company will require a full-time Chief Operating Officer, as well as a full-time President and Chief Executive Officer;

C.      The Executive has agreed to act as executive Vice President and Chief Operating Officer of the Company under the Employment Agreement, as amended hereby, and resign as President to allow the board of directors of the Company to appoint Nicholas Tintor (“Tintor”) as President and Chief Executive Officer;

D.      Section 7 of the Employment Agreement gives the Executive certain rights in relation to a Change in Control (as defined in the Employment Agreement) that may be triggered if the persons who constituted the board of directors of the Company as at January 2, 2004 cease for any reason to constitute at least a majority of the board of directors of the Company;

E.      As at January 2, 2004, the board of directors consisted of the Executive, Ronald A. Hirsch and Stephen D. Seymour; and

F.      The Executive intends to resign as a director of the Company, and it is anticipated that the remaining directors will appoint Tintor, John F. Cook, Douglas P. Hamilton and

Wade Nesmith (collectively, the “New Directors”) to fill the vacancies on the Company’s board of directors.

THIS AGREEMENT WITNESSES that in consideration of the payment by the Company to the Executive of consideration in the amount of US$10.00, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Executive agree as follows:

1.      The Executive agrees to resign as President of the Company and waive any rights that he may have against the company pursuant to the Employment Agreement in respect of such resignation and the appointment of Tintor as President.

2.      The parties hereby agree that §2 of the Employment Agreement will be renumbered as §2(a) and the following will be added to the Employment Agreement as §2(b):

“2(b) The Company agrees that the compensation arrangements payable to the Executive as set out in this Agreement will be reviewed no later than August 31, 2006.”

3.      The parties hereby agree to delete §3(a) of the Employment Agreement and substitute the following:

“3(a) During the Term of Employment, Executive shall be employed and serve as the Executive Vice President and Chief Operating Officer, and shall have such duties as are typically associated with such title. During the Term of Employment, Executive shall report directly to the Board of Directors.”

4.      The Company agrees that to the extent that the terms of the Employment Agreement are not modified by this Agreement, the Employment Agreement will remain in full force and effect.

5.      The Executive further agrees to waive the right to terminate the Employment Agreement for Good Reason pursuant to Section 7(e) of the Employment Agreement, or to terminate the Employment Agreement following a Change in Control pursuant to Section 7(g) of the Employment Agreement, as a result of the resignation of the Executive and the appointment of the New Directors. This waiver shall not apply to any situation or event other than the resignation of the Executive and the appointment of the New Directors.

6.      The parties acknowledge and agree that they will keep the terms of this Agreement and any agreements made pursuant hereto confidential and will not disclose or discuss any details of the same with any third party other than their respective professional advisors or as required by law.

7.      The Executive acknowledges that he has had the opportunity to seek and was encouraged by the Company to seek independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

8.      This Agreement shall be governed by and in accordance with the laws of the State of Arizona.

9.      This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of its effective date.

            IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

NORD RESOURCES CORPORATION

Per:	/s/ Wade Nesmith
Name: Wade Nesmith
Title: Director

/s/ Erland Anderson
ERLAND ANDERSON